UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Poseida Therapeutics, Inc.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

73730P108
 (CUSIP Number)

Matthew Halbower
Pentwater Capital Management LP
1001 10th Avenue South, Suite 216
Naples, FL 34102
(239) 384-9750

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 22, 2022
 (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Pentwater Capital Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
4,967,227

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
4,967,227

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,967,227

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.94%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Crown Managed Accounts SPC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
31,077

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
31,077

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
31,077

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Investment Opportunities 3SPC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
40,896

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
40,896

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
40,896

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
LMA SPC on behalf of MAP 98 Segregated Portfolio

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
274,749

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
274,749

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
274,749

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.44%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
PWCM Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,891,819

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,891,819

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,891,819

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.02%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Oceana Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
403,094

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
403,094

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
403,094

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.64%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Pentwater Credit Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
368,210

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
368,210

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
368,210

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.59%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Pentwater Equity Opportunities Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
493,783

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
493,783

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
493,783

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.79%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Pentwater Merger Arbitrage Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,381,146

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,381,146

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,381,146

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.21%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Pentwater Metric Merger Arbitrage Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
41,251

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
41,251

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,251

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

CUSIP No. 73730P108
1	NAMES OF REPORTING PERSONS
Pentwater Unconstrained Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
41,202

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
41,202

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,202

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 62,546,899 shares of Common Stock outstanding as of March 4, 2022, as reported in the Issuer’s Form 10-K for the year ended December 31, 2021.

This Amendment No. 1 to Schedule 13D (“Amendment No. 1”) is being filed with respect to the Reporting Persons’ beneficial ownership in Poseida Therapeutics, Inc. (the “Issuer”). This Amendment No. 1 supplements the Schedule 13D as previously filed on December 16, 2020 (the “Schedule 13D”). Each Item below amends and supplements the information disclosed under the corresponding Item of the Schedule 13D. Unless otherwise indicated herein, capitalized terms used but not defined in this Amendment No. 1 shall have the same meaning herein as are ascribed to such terms in the Schedule 13D. Except as set forth herein, this Amendment No. 1 does not modify any of the information previously reported by the Reporting Persons in the Schedule 13D.

ITEM 4.	PURPOSE OF THE TRANSACTION

On December 16, 2020, Luke Corning was appointed to the board of directors of the Issuer.  Mr. Corning served as Head of Credit for Pentwater Capital at that time.  As of April 22, 2022, Mr. Corning is no longer employed by Pentwater Capital and Pentwater Capital no longer maintains Issuer board representation.

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 25, 2022

PENTWATER CAPITAL MANAGEMENT LP

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew Halbower
Name: Matthew Halbower
Title: Chief Executive Officer

CROWN MANAGED ACCOUNTS SPC

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer

INVESTMENT OPPORTUNITIES 3 SPC

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew Halbower
Title: Chief Executive Officer

LMA SPC ON BEHALF OF MAP 98 SEGREGATED PORTFOLIO

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer

PWCM MASTER FUND LTD.

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer

OCEANA MASTER FUND LTD.

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer

PENTWATER CREDIT MASTER FUND LTD.

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer

PENTWATER EQUITY OPPORTUNITIES MASTER FUND LTD.

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer

PENTWATER MERGER ARBITRAGE FUND LTD.

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer

PENTWATER METRIC MERGER ARBITRAGE FUND LP

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer

PENTWATER UNCONSTRAINED MASTER FUND LTD.

By:	Pentwater Capital Management LP, its investment manager

By:	Halbower Holdings, Inc., its general partner

/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: Chief Executive Officer